UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2011

Archipelago Learning, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34555	27-0767387
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3232 McKinney Avenue, Suite 400 Dallas, Texas	75204
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 419-3191

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 8, 2011, Mr. Troy A. Stovall, Executive Vice President and Chief Operating Officer for Howard University, was appointed to the Board of Directors of Archipelago Learning, Inc. (the “Company”), joining Tim McEwen, Brian H. Hall, Thomas F. Hedrick, Ruth E. Orrick, J. David Phillips and Peter O. Wilde. Mr. Stovall will serve on the Company’s Audit Committee and Compensation Committee.

Mr. Stovall will be paid an annual retainer of $25,000 and a fee of $2,000 for each board meeting attended.  Mr. Stovall will be paid $1,000 for each committee meeting attended and $500 for each telephonic committee meeting attended. Mr. Stovall will receive $14,795 representing the pro-rated portion of his annual retainer as a board member.  Mr. Stovall will also receive an annual restricted share award with a grant date fair market value of $25,000, which will vest on the first anniversary of the grant date, for each continued year of service.   Mr. Stovall will receive 1,414 shares of restricted Common Stock valued at $14,795, representing the pro-rated portion of payment of his annual restricted share award.  The Company also reimburses all directors for reasonable expenses incurred to attend meetings of the board of directors or committees.

Other than as described above, there are (1) no arrangements or understandings between Mr. Stovall and any other person pursuant to which Mr. Stovall was appointed to the Board of Directors, and (2) no transactions between Mr. Stovall and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Item 8.01 Other Events

As a result of Mr. Stovall’s appointment to the Board of Directors of Archipelago Learning, Inc., the Company is now in compliance with Nasdaq’s majority independent board composition requirements set forth in Nasdaq Listing Rule 5605(b)(1), which requires listed companies to maintain an independent majority board. On June 10, 2011, the Company received a letter from Nasdaq, confirming that the Company is now in compliance with Nasdaq Listing Rule 5605(b)(1).

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits

99.1 Press Release issued on June 13, 2011 by Archipelago Learning, Inc.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHIPELAGO LEARNING, INC.

/s/ Tim McEwen
Name:  Tim McEwen
Title:  Chairman, President and Chief Executive Officer

Date: June 13, 2011

Exhibit	Description
99.1	Press Release issued on June 13, 2011 by Archipelago Learning, Inc.